UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              --------------------

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934

                                (Amendment No. 5)


                         ADVANCED MATERIALS GROUP. INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    00753U102
--------------------------------------------------------------------------------
                                 (CUSIP Number)



                                VC HOLDINGS, INC.
                                 245 Park Avenue
                            New York, New York 10167
                                 (212) 867-3800
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of person
                authorized to receive notices and communications)


                               September 15, 1997
--------------------------------------------------------------------------------
             (Date of event which requires filing of this statement)





If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ]

Check the following box if a fee is being paid with the statement.[ ]

1.       NAME OF REPORTING PERSON S.S. OR IRS
         IDENTIFICATION NO. OF ABOVE PERSON
         TRILON DOMINION PARTNERS, L.L.C.
         13-838873
         ----------------------------------------------------------------

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (A)      [ ]
                                                              (B)      [X]

3.       SEC USE ONLY
         -----------------------------------------------------------------

4.       SOURCE OF FUNDS*
         WC
         -----------------------------------------------------------------

5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
         IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                    [ ]

         -----------------------------------------------------------------

6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
         -----------------------------------------------------------------

NUMBER OF                7.  SOLE VOTING POWER                - 0 -
SHARES                                               ----------------------
BENEFICIALLY
OWNED BY                 8.  SHARED VOTING POWER              - 0 -
EACH                                                 ----------------------
REPORTING
PERSON WITH              9.  SOLE DISPOSITIVE POWER           - 0 -
                                                     ----------------------

                         10. SHARED DISPOSITIVE POWER         - 0 -
                                                     ----------------------

11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          - 0 -
         ------------------------------------------------------------------

12.      CHECK BOX IF THE AGGREGATE AMOUNT IN
         ROW (11) EXCLUDES CERTAIN SHARES*                             [ ]

         ------------------------------------------------------------------

13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           0%
         ------------------------------------------------------------------

14.      TYPE OF REPORTING PERSON*
         OO
         ------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

1.       NAME OF REPORTING PERSON S.S. OR IRS
         IDENTIFICATION NO. OF ABOVE PERSON
         VC HOLDINGS,INC.
         13-3838864
         ----------------------------------------------------------------

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (A)      [ ]
                                                              (B)      [X]

3.       SEC USE ONLY
         -----------------------------------------------------------------

4.       SOURCE OF FUNDS*

         -----------------------------------------------------------------

5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
         IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                    [ ]

         -----------------------------------------------------------------

6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
         -----------------------------------------------------------------

NUMBER OF                7.  SOLE VOTING POWER                - 0 -
SHARES                                               ----------------------
BENEFICIALLY
OWNED BY                 8.  SHARED VOTING POWER              - 0 -
EACH                                                 ----------------------
REPORTING
PERSON WITH              9.  SOLE DISPOSITIVE POWER           - 0 -
                                                     ----------------------

                         10. SHARED DISPOSITIVE POWER         - 0 -
                                                     ----------------------

11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          - 0 -
         ------------------------------------------------------------------

12.      CHECK BOX IF THE AGGREGATE AMOUNT IN
         ROW (11) EXCLUDES CERTAIN SHARES*                             [ ]

         ------------------------------------------------------------------

13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           0%
         ------------------------------------------------------------------

14.      TYPE OF REPORTING PERSON*
         OO
         ------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

1.       NAME OF REPORTING PERSON S.S. OR IRS
         IDENTIFICATION NO. OF ABOVE PERSON
         RONALD W. CANTWELL

         ----------------------------------------------------------------

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (A)      [ ]
                                                              (B)      [X]

3.       SEC USE ONLY
         -----------------------------------------------------------------

4.       SOURCE OF FUNDS*

         -----------------------------------------------------------------

5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
         IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                    [ ]

         -----------------------------------------------------------------

6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         United States Citizen
         -----------------------------------------------------------------

NUMBER OF                7.  SOLE VOTING POWER                - 0 -
SHARES                                               ----------------------
BENEFICIALLY
OWNED BY                 8.  SHARED VOTING POWER              - 0 -
EACH                                                 ----------------------
REPORTING
PERSON WITH              9.  SOLE DISPOSITIVE POWER           - 0 -
                                                     ----------------------

                         10. SHARED DISPOSITIVE POWER         - 0 -
                                                     ----------------------

11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          - 0 -
         ------------------------------------------------------------------

12.      CHECK BOX IF THE AGGREGATE AMOUNT IN
         ROW (11) EXCLUDES CERTAIN SHARES*                             [ ]

         ------------------------------------------------------------------

13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           0%
         ------------------------------------------------------------------

14.      TYPE OF REPORTING PERSON*
         IN
         ------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

1.       NAME OF REPORTING PERSON S.S. OR IRS
         IDENTIFICATION NO. OF ABOVE PERSON
         DOMINION CAPITAL, INC. 54-1348068

         ----------------------------------------------------------------

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (A)      [ ]
                                                              (B)      [X]

         -----------------------------------------------------------------

3.       SEC USE ONLY
         -----------------------------------------------------------------

4.       SOURCE OF FUNDS*

         -----------------------------------------------------------------

5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
         IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                    [ ]

         -----------------------------------------------------------------

6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         Virginia
         -----------------------------------------------------------------

NUMBER OF                7.  SOLE VOTING POWER                - 0 -
SHARES                                               ----------------------
BENEFICIALLY
OWNED BY                 8.  SHARED VOTING POWER              - 0 -
EACH                                                 ----------------------
REPORTING
PERSON WITH              9.  SOLE DISPOSITIVE POWER           - 0 -
                                                     ----------------------

                         10. SHARED DISPOSITIVE POWER         - 0 -
                                                     ----------------------

11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          - 0 -
         ------------------------------------------------------------------

12.      CHECK BOX IF THE AGGREGATE AMOUNT IN
         ROW (11) EXCLUDES CERTAIN SHARES*                             [X]
         See Item 5
         ------------------------------------------------------------------

13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         - 0 -
         ------------------------------------------------------------------

14.      TYPE OF REPORTING PERSON*
         CO
         ------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

1.       NAME OF REPORTING PERSON S.S. OR IRS
         IDENTIFICATION NO. OF ABOVE PERSON
         DOMINION RESOURCES, INC.
         54-1229715

         ----------------------------------------------------------------

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (A)      [ ]
                                                              (B)      [X]

         -----------------------------------------------------------------

3.       SEC USE ONLY
         -----------------------------------------------------------------

4.       SOURCE OF FUNDS*

         -----------------------------------------------------------------

5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
         IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                    [ ]

         -----------------------------------------------------------------

6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         Virginia
         -----------------------------------------------------------------

NUMBER OF                7.  SOLE VOTING POWER                - 0 -
SHARES                                               ----------------------
BENEFICIALLY
OWNED BY                 8.  SHARED VOTING POWER              - 0 -
EACH                                                 ----------------------
REPORTING
PERSON WITH              9.  SOLE DISPOSITIVE POWER           - 0 -
                                                     ----------------------

                         10. SHARED DISPOSITIVE POWER         - 0 -
                                                     ----------------------

11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          - 0 -
         ------------------------------------------------------------------

12.      CHECK BOX IF THE AGGREGATE AMOUNT IN
         ROW (11) EXCLUDES CERTAIN SHARES*                             [ ]
         See Item 5
         ------------------------------------------------------------------

13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         - 0 -
         ------------------------------------------------------------------

14.      TYPE OF REPORTING PERSON*
         HC
         ------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

                         Amendment No. 5 to Schedule 13D

         Trilon Dominion Partners, L.L.C., a Delaware limited liability company (the "LLC"), hereby amends and supplements the amended and restated statement on
Schedule 13D as filed by the LLC on August 15, 1997 (the "Statement") with respect to the Common Stock (the "Common Stock") of Advanced Materials Group, Inc. (the "Issuer").

         Unless otherwise indicated, each capitalized term used but not defined herein shall have the meaning assigned to such term in the Statement.

Item 5.  Interest in Securities of the Issuer.

The first paragraph of item (a) is amended and restated in its entirety to read as follows:

         "(a) Currently, the LLC is the registered and direct beneficial owner of no shares of Common Stock of the Issuer."

The first paragraph of item (b) is amended and restated in its entirety to read as follows:

         "(b) The LLC has no voting and dispositive power with respect to any shares of Common Stock."

Item (c) is amended and restated in its entirety to read as follows:

          "(c) On September 15, 1997, the LLC sold 1,600,807 shares of Common Stock of the Issuer and warrants to purchase 965,000 shares of Common Stock for an aggregate purchase price of $2,921,162.25."

The following Item (e) is added:

          "(e) On September 15, 1997, the reporting person ceased to be the beneficial owner of more than five percent of the class of securities."

                                   SIGNATURES


          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


September 23, 1997                  TRILON DOMINION PARTNERS, L.L.C.


                                    By: VC HOLDINGS, Inc., its Manager

                                    By: /s/ Ronald W. Cantwell
                                        ----------------------------
                                    Name:  Ronald W. Cantwell
                                    Title: President


                                    VC HOLDINGS, INC.


                                    By: /s/ Ronald W. Cantwell
                                        ----------------------------
                                    Name:  Ronald W. Cantwell
                                    Title: President


                                       /s/ Ronald W. Cantwell
                                       -----------------------------
                                           Ronald W. Cantwell


                                    DOMINION CAPITAL, INC.


                                    By: /s/ Daniel A. Hillsman, Jr.
                                        ----------------------------
                                    Name:  Daniel A. Hillsman, Jr.
                                    Title: Vice President



                                    DOMINION RESOURCES, INC.


                                    By: /s/ James L. Trueheart
                                        ----------------------------
                                    Name:  James L. Trueheart
                                    Title: Vice President and Controller